Exhibit 5.1

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 www.dlapiper.com T 410.580.3000 F 410.580.3001

January 24, 2020

BRAEMAR HOTELS & RESORTS INC.

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

Re:          Registration Statement on Form S-3 (File No. 333-234663)

Ladies and Gentlemen:

We have acted as counsel to Braemar Hotels & Resorts Inc., a Maryland corporation (the “Company”), and have been requested to render this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 (No. 333-234663) of the Company, prepared and filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2019, as amended by pre-effective Amendment No. 1, filed with the Commission on January 24, 2020 (the “Registration Statement”), including the prospectus forming a part thereof (the “Prospectus”), of (i) up to 28,000,000 shares of the Company’s Series E Redeemable Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), or the Company’s Series M Redeemable Preferred Stock, par value $0.01 per share (the “Series M Preferred Stock,” and, collectively with the Series E Preferred Stock, the “Preferred Shares”), pursuant to a primary public offering (the “Primary Offering”) and a dividend reinvestment plan (together with the Primary Offering, the “Offering”); and (ii) the shares of the Company’s common stock, par value $0.01 per share, to be issued from time to time upon redemption or conversion of the Preferred Shares (the “Common Shares”).  This opinion is being provided at your request in connection with the Offering and will be filed as Exhibit 5.1 to the Registration Statement.

In rendering the opinion expressed herein, we have reviewed the following documents (the “Documents”):

(a)           the charter of the Company, as amended, restated, corrected and supplemented to date (the “Charter”), certified by the Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(b)           the bylaws of the Company (the “Bylaws”), as in effect on the date hereof, as certified by an officer of the Company;

(c)           the Articles Supplementary establishing and fixing the rights and preferences of the Series E Preferred Stock (the “Series E Articles Supplementary”);

(d)           the Articles Supplementary establishing and fixing the rights and preferences of the Series M Preferred Stock (the “Series M Articles Supplementary”);

(e)           the Registration Statement, including the Prospectus;

(f)            resolutions of the Board of Directors of the Company relating to, among other matters, the authorization and issuance of the Preferred Shares and the Common Shares and the authorization of the Offering and the transactions contemplated thereby, certified by an officer of the Company (collectively, the “Resolutions”);

(g)           a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

(h)           a certificate executed by an officer of the Company (the “Certificate”), dated as of the date hereof, as to certain factual matters; and

(i)            such other documents as we have considered necessary to the rendering of the opinion expressed below.

In examining the Documents, and in rendering the opinion set forth below, we have assumed the following: (a) each of the parties to the Documents has duly and validly executed and delivered each of the Documents and each instrument, agreement, and other document executed in connection with the Documents to which such party is a signatory, and each such party’s obligations set forth in the Documents are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete.  As to certain factual matters we have relied on the Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.

Based upon and subject to the foregoing and having regard for such legal considerations we deem relevant, we are of the opinion that, as of the date hereof:

1.              the issuance of the Preferred Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement and the Resolutions, the Preferred Shares will be validly issued, fully paid and nonassessable; and

2.              the issuance of the Common Shares has been duly authorized and, when and if issued and delivered upon redemption or conversion of the Preferred Shares in accordance with the Registration Statement and the Resolutions, the Common Shares will be validly issued, fully paid and nonassessable.

The opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:

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(a)           We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland.

(b)           This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect.  We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(c)           We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.

(d)           We have assumed (i) that the Preferred Shares and the Common Shares will not be issued in violation of Article VI of the Charter, Section 9 of the Series E Articles Supplementary or Section 9 of the Series M Articles Supplementary, each as amended or supplemented as of the date hereof, and (ii) that, upon issuance of the Preferred Shares and the Common Shares, the total number of shares of preferred stock of the Company and the total number of shares of common stock of the Company issued and outstanding will not exceed the total number of shares of preferred stock and common stock, respectively, that the Company is then authorized to issue under the Charter.

(e)           This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)